UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 20, 2024

CREDIT ACCEPTANCE CORPORATION
(Exact name of registrant as specified in its charter)

Michigan		000-20202	38-1999511
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS Employer Identification No.)

25505 West Twelve Mile Road
Southfield,	Michigan		48034-8339
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code:   (248) 353-2700

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	CACC	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

The information set forth below under Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 20, 2024, Credit Acceptance Corporation (the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) entered into a $300.0 million asset-backed non-recourse secured financing (the “Financing”). Pursuant to this transaction, we conveyed consumer loans having a value of approximately $375.1 million to a wholly owned special purpose entity, Credit Acceptance Funding LLC 2024-B (“Funding 2024-B”), that pledged the loans to institutional lenders under a loan and security agreement. We issued three classes of notes:

Note Class	Amount	Interest Rate
A	$139,220,000	5.79%
B	$62,180,000	6.03%
C	$98,600,000	6.67%

The Financing will:
•have an expected average annualized cost of approximately 6.3% including upfront fees and other costs;
•revolve for 36 months after which it will amortize based upon the cash flows on the conveyed loans; and
•be used by us to repay outstanding indebtedness and for general corporate purposes.

We will receive 4.0% of the cash flows related to the underlying consumer loans to cover servicing expenses. The remaining 96.0%, less amounts due to dealers for payments of dealer holdback, will be used to pay principal and interest to the institutional lenders as well as the ongoing costs of the Financing. The Financing is structured so as not to affect our contractual relationships with dealers and to preserve the dealers’ rights to future payments of dealer holdback.

The Financing provides for certain events, referred to as “Termination Events”, including nonpayment, misrepresentation, breach of covenants, bankruptcy and failure to maintain certain financial ratios and results, including in respect of the performance of the pledged loans. It is also a Termination Event (i) if an event with a material adverse effect occurs, (ii) if we fail to make any required payment on debt for borrowed money having a principal amount in excess of a specified amount or default in the performance of any conditions, covenants, or agreements under agreements relating to any such debt that results in such debt being (or permits such debt to be) accelerated or (iii) with respect to our role as servicer of the loans, if any “Servicer Termination Event” occurs. Upon the occurrence of any Termination Event, in addition to those described above, the creditors may, after the applicable grace period, declare the entire unpaid principal amount outstanding under the Financing and all accrued interest thereon to be immediately due and payable and exercise other remedies, including foreclosing on the collateral.

The above summary of the terms and conditions of this transaction does not purport to be complete and is qualified in its entirety by the agreements attached as Exhibit 4.166 through 4.169 to this Form 8-K which agreements are incorporated herein by reference.

Item 8.01 Other Events.

On December 20, 2024, we issued a press release regarding this transaction. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.166	Loan and Security Agreement, dated as of December 20, 2024, among the Company, Credit Acceptance Funding LLC 2024-B, Wells Fargo Bank, National Association, and Computershare Trust Company, N.A.
4.167	Backup Servicing Agreement, dated as of December 20, 2024 among the Company, Credit Acceptance Funding LLC 2024-B, Wells Fargo Bank, National Association, and Computershare Trust Company, N.A.
4.168	Amended and Restated Intercreditor Agreement, dated December 20, 2024, among the Company, CAC Warehouse Funding LLC II, CAC Warehouse Funding LLC IV, CAC Warehouse Funding LLC V, CAC Warehouse Funding LLC VI, CAC Warehouse Funding LLC VIII, Credit Acceptance Funding LLC 2024-B, Credit Acceptance Funding LLC 2024-3, Credit Acceptance Funding LLC 2024-2, Credit Acceptance Funding LLC 2024-1, Credit Acceptance Funding LLC 2024-A, Credit Acceptance Funding LLC 2023-5, Credit Acceptance Funding LLC 2023-A, Credit Acceptance Funding LLC 2023-3, Credit Acceptance Funding LLC 2023-2, Credit Acceptance Funding LLC 2023-1, Credit Acceptance Funding LLC 2022-3, Credit Acceptance Funding LLC 2022-2, Credit Acceptance Funding LLC 2022-1, Credit Acceptance Funding LLC 2021-4, Credit Acceptance Funding LLC 2021-1, Credit Acceptance Funding LLC 2019-2, Credit Acceptance Auto Loan Trust 2024-3, Credit Acceptance Auto Loan Trust 2024-2, Credit Acceptance Auto Loan Trust 2024-1, Credit Acceptance Auto Loan Trust 2024-A, Credit Acceptance Auto Loan Trust 2023-5, Credit Acceptance Auto Loan Trust 2023-3, Credit Acceptance Auto Loan Trust 2023-2, Credit Acceptance Auto Loan Trust 2023-1, Credit Acceptance Auto Loan Trust 2022-3, Credit Acceptance Auto Loan Trust 2022-1, Credit Acceptance Auto Loan Trust 2021-4, Computershare Trust Company, N.A., as trustee and agent, Bank of Montreal, Fifth Third Bank, National Association, as agent, Flagstar Bank, National Association, as agent, Citizens Bank, N.A., and Comerica Bank, as agent.
4.169	Sale and Contribution Agreement, dated as of December 20, 2024, between the Company and Credit Acceptance Funding LLC 2024-B.
99.1	Press release dated December 20, 2024.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREDIT ACCEPTANCE CORPORATION

Date: December 23, 2024	By:	/s/ Douglas W. Busk
Douglas W. Busk
Chief Treasury Officer